News Release	EXHIBIT 99.1

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE	Contact:	Bruce H. Besanko
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
RECORD FISCAL 2005 SECOND QUARTER RESULTS; AND
ANNOUNCES NEW $150 MILLION STOCK REPURCHASE PROGRAM
Second Quarter Sales Up 8%, Operating Profit Up 7%
and EPS Up 12%
South Deerfield, MA — July 27, 2005 — The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the second quarter ended July 2, 2005 set a new second quarter record. Total sales for the second quarter were $108.5 million, an 8% increase over the year ago quarter. Total company comparable sales for the second quarter decreased 3%. Wholesale sales were $58.7 million, an 11% increase over the year ago quarter; and wholesale comparable sales decreased 2%. Retail sales were $49.9 million, a 4% increase over the fiscal 2004 second quarter. Comparable sales in the 314 retail stores that have been open more than one year and mailorder hub decreased 6% and retail comparable store sales decreased 7% in the quarter. Yankee opened 3 new retail stores during the second quarter; and ended the quarter with 359 stores in 42 states.
Operating profit for the fiscal 2005 second quarter increased 7% to $16.0 million, from $14.9 million for the prior year quarter.
Pre-tax income increased 1% to $14.0 million from $13.9 million for the prior year quarter. There were two items of note that affected fiscal 2005 second quarter results: a favorable one-time adjustment to the Company’s gift card liability and an unfavorable currency translation adjustment. The favorable gift card liability adjustment was approximately $840 thousand and was based on historical gift card redemption patterns. This adjustment is included in retail revenue. The unfavorable currency translation adjustment was approximately $940 thousand and is included in Other Expense.
Net income for the fiscal 2005 second quarter increased 1% to $8.5 million, or $0.19 per common share on a diluted basis, from $8.4 million, or $0.17 per common share on a diluted basis for the prior year quarter.
The Company also announced that its Board of Directors has authorized a new stock repurchase program that allows for the repurchase of up to $150 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

The terms, timing and amount of any shares repurchased will be determined by the Company’s management based on their evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes. The repurchase program will be funded using the Company’s cash generated from operating activities and/or borrowings under its existing Credit Agreement.
Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer commented, “I’m very pleased to report the solid results we achieved for our fiscal second-quarter. I’m particularly gratified that we were able to deliver EPS of $0.19 cents per diluted share, which is at the high end of our earnings guidance of $0.18-$0.19 cents. Our second quarter EPS growth of 12 percent occurred despite a somewhat softer sales climate and could not have been achieved without the hard work and dedication of our employees who executed well. I am also extremely proud to be able to announce the new $150 million repurchase program recently authorized by our board of directors — testament to our Company’s and our board’s continued commitment to return maximum value to our shareholders.”
The Company also provided information on several balance sheet items. The $81.6 million decline in Stockholders’ Equity since year end 2004 was due to stock repurchase activity, offset in part by first and second quarter net income. The $26.3 million decline in accrued income taxes since year end 2004 was due primarily to the payment of approximately $35.3 million of federal and state income taxes, offset in part by the income tax provision in the first and second quarters.
For the first six months of 2005, total sales were $227.8 million, a 10% increase over the first six months of 2004. Total company comparable sales for the first six months of 2005 increased 1%. Wholesale sales were $126.1 million, an 11% increase over the first six months of 2004; and wholesale comparable sales increased 2%. Retail sales were $101.7 million, an 8% increase over the first six months of 2004. Comparable store sales in the 314 stores that have been open more than one year and mailorder hub decreased 2% for the first six months of 2005. Retail comparable store sales decreased 3%.
Operating profit for the first six months of 2005 increased 5% to $34.8 million, from $33.0 million operating profit for the prior year period.
Net income for the six months ended July 2, 2005, increased 2% to $19.3 million, or $0.42 per common share on a diluted basis, from $18.9 million, or $0.38 per common share on a diluted basis for the first six months of 2004.
During the fiscal 2005 second quarter the Company purchased a total of 1,972,111 shares of its Common Stock for an aggregate purchase price of $60.1 million, pursuant to its stock repurchase program announced on December 7, 2004. An additional 1,286,475 shares were purchased in the fiscal 2005 first quarter for an aggregate purchase price of $39.9 million. Through the end of the fiscal 2005 second quarter, the Company had purchased a cumulative total of 3,258,586 shares of its Common Stock for an aggregate purchase price of $100.0 million.
The Company also updated its sales and EPS guidance for 2005. For the full year the Company expects approximately 10% total sales growth, including 8% — 9% in the third quarter. For the full year the Company expects 14% — 15% growth in diluted earnings per share, including 9% — 15% in the third quarter. The diluted earnings per share guidance incorporates the net benefit (higher interest expense on revolver borrowings and fewer shares outstanding) of share repurchase activity in the first half of fiscal 2005.
The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2005 second quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 35 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 16,200 store locations, a growing base of Company owned and operated retail stores (359 located in 42 states as of July 2, 2005), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,200 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2005, and the third quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks			Twenty-Six Weeks			Twenty-Six Weeks
	Ended			Ended			Weeks Ended			Weeks Ended
	July 2, 2005			July 3, 2004			July 2, 2005			July 3, 2004
Sales:
Retail	$49,889	45.96%		$48,114	47.68%		$101,709	44.65%		$94,018	45.33%
Wholesale	58,659	54.04%		52,794	52.32%		126,094	55.35%		113,409	54.67%

Total sales	108,548	100.00%		100,908	100.00%		227,803	100.00%		207,427	100.00%

Cost of sales	46,694	43.02%		43,895	43.50%		101,118	44.39%		91,266	44.00%

Gross profit	61,854	56.98%		57,013	56.50%		126,685	55.61%		116,161	56.00%

Selling expenses:
Retail	27,891	55.91	%(A)	26,476	55.03	%(A)	56,231	55.29	%(A)	51,047	54.29	%(A)
Wholesale	4,231	7.21	%(B)	3,287	6.23	%(B)	8,384	6.65	%(B)	6,567	5.79	%(B)

Total selling expenses	32,122	29.59%		29,763	29.50%		64,615	28.36%		57,614	27.78%

General & administrative expenses	13,742	12.66%		12,312	12.20%		27,274	11.97%		25,552	12.32%

Income from operations	15,990	14.73%		14,938	14.80%		34,796	15.27%		32,995	15.91%
Interest (income)	(6)	-0.01%		(4)	0.00%		(12)	-0.01%		(9)	0.00%
Interest expense	1,526	1.41%		1,159	1.15%		2,462	1.08%		1,971	0.95%
Other expense (income)	479	0.44%		(134)	-0.13%		697	0.31%		(227)	-0.11%

Income before provision for income taxes	13,991	12.89%		13,917	13.79%		31,649	13.89%		31,260	15.07%
Provision for income taxes	5,457	5.03%		5,497	5.45%		12,343	5.42%		12,348	5.95%

Net income	$8,534	7.86%		$8,420	8.34%		$19,306	8.47%		$18,912	9.12%

Basic earnings per share	$0.19			$0.17			$0.42			$0.38

Diluted earnings per share	$0.19			$0.17			$0.42			$0.38

Weighted average basic shares outstanding	45,048			49,298			45,963			49,790
Weighted average diluted shares outstanding	45,594			49,671			46,453			50,182

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 2, 2005	January 1, 2005
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$10,114	$36,424
Accounts receivable, net	32,558	28,231
Inventory	57,291	46,901
Prepaid expenses and other current assets	11,390	8,112
Deferred tax assets	4,129	3,876

Total Current Assets	115,482	123,544
Property, Plant And Equipment, net	125,133	126,365
Marketable Securities	1,913	1,499
Deferred Financing Costs	661	451
Deferred Tax Assets	79,939	84,697
Other Assets	9,815	9,803

Total Assets	$332,943	$346,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$19,150	$20,246
Accrued payroll	10,658	14,492
Accrued income taxes	—	26,264
Other accrued liabilities	9,812	18,435

Total Current Liabilities	39,620	79,437
Deferred Compensation Obligation	1,998	1,659
Long-Term Debt	182,000	75,000
Deferred Rent	11,297	10,600
Stockholders’ Equity	98,028	179,663

Total Liabilities And Stockholders’ Equity	$332,943	$346,359

The Yankee Candle Company, Inc.
July 27, 2005 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	3	16	359
Wholesale Customer Locations — North America (1)
Wholesale Customer Locations — Europe
Square Footage — Gross	4,800	24,881	675,176
Square Footage — Selling	3,351	19,493	535,178
Total Company Comp Sales Change %	-3%	1%
Wholesale Comp Sales Change %	-2%	2%
Retail Comp Store Sales Change %	-7%	-3%
Retail Comp Store Count	314		314
Retail Comp Store Sales Change %, excl. S.Deerfield	-8%	-3%
Retail Comp Store & Hub Sales Change %	-6%	-2%
Sales per Square Foot(2)		$581
Store Count		318
Average store square footage, gross (3)		1,648
Average store square footage, selling (3)		1,270

Gross Profit *
Retail $	$34,191	$65,632
Retail %	68.5%	64.5%
Wholesale $	$27,663	$61,053
Wholesale %	47.2%	48.4%

Segment Profit *
Retail $	$6,300	$9,402
Retail %	12.6%	9.2%
Wholesale $	$23,432	$52,668
Wholesale %	40.0%	41.8%

Depreciation & Amortization *	$6,187	$12,095
Inventory per Store	$39,000
Inventory Turns		4.5 (4)
Capital Expenditures *	6,075	10,031

*	Dollars in thousands

(1)	Rounded.

(2)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(3)	Excludes S. Deerfield Flagship Store. Includes two Old Farmer’s Almanac test stores.

(4)	Rolling four quarters.